Exhibit 10.4

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

AMENDMENT (this “Amendment”) made as of August 18, 2004 by and between DRS Technologies, Inc., a Delaware corporation (the “Company”), and Robert F. Mehmel (the “Executive”).  This Amendment amends the Employment Agreement (the “Employment Agreement”) made as of June 26, 2002 between the Company and the Executive

1.             The Employment Agreement is hereby amended by adding the phrase “for at least two years immediately” after the word “effect” and before the word “following” in the second sentence of Section 1.

2.             The Employment Agreement is hereby amended by deleting the language in Section 5.3(a)(iii) after the phrase “following the Change of Control.”

3.             The Employment Agreement is hereby amended by replacing the language in Section 5.3(b)(ii)(B) after the words “equal to” with the following:

“3 times the sum of his Base Salary then in effect plus the bonus earned by him during the immediately preceding fiscal year of the Company and;”

4.             The Employment Agreement is hereby amended by deleting the first partial sentence of Section 5.3(b)(ii)(C) and replacing it with the following:

“his employment shall be deemed to continue, for purposes of determining his participation in all medical, dental, hospitalization, life insurance and other welfare and perquisite plans and programs, in each case in which he was participating on the date of termination of the Executive’s employment with the Company (1) for the balance of this Agreement (without regard to the early termination thereof hereunder) if his employment is terminated prior to a Change in Control or (2) for 3 years if his employment is terminated following a Change in Control; provided, however, if participation by the Executive in the Benefit Program during the applicable benefit continuation period is not permitted under any such plan, the Company will provide him with equivalent benefits.  Notwithstanding the foregoing, continued benefits or payments otherwise receivable by the Executive under the Benefit Program pursuant to this Section 5.3(b)(ii) shall be reduced to the extent benefits of the same type are received by or made available to the Executive by a subsequent employer during the benefit continuation period (and any such benefits received by or made available to the Executive shall be reported to the Company by the Executive).”

5.             The Employment Agreement is hereby amended by adding the phase “and provide to the Executive the benefits” between the words “amounts” and “described” in Section 5.4(a) and deleting Section 5.4(b) in its entirety.

6.             The Employment Agreement is hereby amended by adding the following as a new Section 5.5 and the Employment Agreement and any cross-references shall be renumbered accordingly:

“5.5         Gross-up.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company, any individual or entity whose actions result in a Change in Control, or their respective subsidiaries or affiliates to or for the benefit of the Executive (including any payment or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, excluding the Gross-Up Payment, being hereinafter referred to as the “Total Payments”) will be subject to any excise tax imposed under section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (such tax, the “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross Up Payment”) such that the net amount retained by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment taxes and Excise Tax upon the Gross-Up Payment, and after taking into account the phase out of itemized deductions and personal exemptions attributable to the Gross-Up Payment, shall be equal to the Total Payments.

(b)           For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the Total Payments shall be treated as “parachute payments” (within the meaning of section 280G(b)(2) of the Code) unless, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company’s independent auditor (the “Auditor”) (which Tax Counsel may be the Company’s general counsel), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all “excess parachute payments” within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections 280G(d)(3) and (4) of the Code.  For purposes of determining the amount of the Gross Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence on the date of termination of the Executive’s employment with the Company (or if there is no date of termination, then the date on which the Gross-Up Payment is calculated for purposes of this Section 5.5), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c)           In the event that the Excise Tax is finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross Up Payment attributable to such reduction (plus that portion of the Gross Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross Up Payment being repaid by the Executive), to the extent that such repayment results in a reduction in the Excise Tax and a dollar-for-dollar reduction in the Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section 1274(b)(2)(B) of the Code.  In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross Up Payment), the Company shall make an additional Gross Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined.  The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.

7.             The Employment Agreement is hereby amended by deleting the  third and fourth sentences of the second paragraph of Section 7.1, which read “Each party shall bear its own costs and attorneys fees.  All other costs and expenses of arbitration shall be apportioned between the parties by the arbitrators.”

8.             The Employment Agreement is hereby amended by adding the following paragraph as Section 7.2 and the Employment Agreement and any cross-references shall be renumbered accordingly:

“Legal Fees.  If the Company and the Executive become involved in any action, suit or proceeding relating to the alleged breach of this Agreement by the Company, the Company shall reimburse the Executive for all expenses (including reasonable attorney’s fees) incurred by the Executive in connection with such action, suit or proceeding; provided, however, that the Company will not reimburse the Executive for any amounts incurred by the Executive in any action, suit or proceeding which is ultimately determined by the arbitrator to have been frivolous.  Such costs shall be paid to the Executive promptly upon presentation of expense statements or other supporting information evidencing the incurrence of such expenses.”

IN WITNESS WHEREOF, the parties have duly executed this Amendment effective as of August 18, 2004.

DRS TECHNOLOGIES, INC.

By:	Mark S. Newman

EXECUTIVE

/s/ Robert F. Mehmel